EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Analyst Contact:  Michael M. Moran
Chief of Capital Markets
 877-884-5662
Media Contact:     Joal Redmond
Corporate Communications
602-977-3797

For Immediate Release

Capitol Bancorp Increases Quarterly Cash Dividend

Corporation Announces 54th Consecutive Payment

LANSING, Mich., and PHOENIX: Jan. 31, 2006: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 54th consecutive quarterly cash dividend, increasing the payment from $0.19 to $0.20 per common share. The dividend of $0.20 per common share represents an 18 percent increase over the $0.17 dividend paid in the same period in 2005 and a 5 percent increase over the $0.19 dividend paid in the preceding quarter. The dividend is payable March 1, 2006, to shareholders of record as of February 13, 2006.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said 2005 was a year of record achievements for the Corporation. “The Corporation experienced record growth with the addition of nine community banks to its network. The geographic footprint expanded by four states and today Capitol holds 41 separate bank charters. With capital levels at nearly $490 million at year-end, we are well positioned to continue to deliver on our strategic, disciplined growth plan built on the preservation of the community banking model. We are ‘building to last.’ ”

The Corporation currently has applications pending for seven de novo community banks in six states.

The dividend declaration follows Capitol Bancorp’s recent announcement of record fourth quarter 2005 earnings, exceeding $10 million, an increase of more than 26 percent over earnings reported for the same period in 2004. Record earnings per share of $0.66 and $0.64 on a basic and diluted basis reflect 20 and 23 percent increases when compared to 2004’s fourth quarter figures of $0.55 and $0.52, respectively. Year-end earnings of nearly $36 million increased approximately 35 percent over 2004’s figure of $26.7 million, with record diluted earnings per share of $2.34 up 31 percent over the $1.79 EPS reported at year-end 2004.

About Capitol Bancorp Limited

Capitol Bancorp Limited is a $3.5 billion national community bank development company, with 41 individual bank charters and bank operations in thirteen states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital, mentors a community bank through its formative stages, and manages its investments in its community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has executive offices in Lansing, Mich. and Phoenix, Ariz.

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